Exhibit 8(a)iii

AMENDMENT NO. 1
to the
FUND PARTICIPATION AND SERVICE AGREEMENT

This Amendment, dated as of November 16, 2016 to the Fund Participation and Service Agreement dated as of February 25, 2016 (the “Agreement”), between MEMBERS Life Insurance Company (“Insurance Company”), for itself and on behalf of one or more separate accounts of the Insurance Company (“Separate Accounts”),American Funds Distributors, Inc. (“AFD”),American Funds Service Company (“Transfer Agent”),Capital Research and Management Company (“CRMC”), and the American Funds Insurance Series (the “Series”). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

WHEREAS, the Series and Insurance Company agree to distribute the prospectuses of the funds within the Series pursuant to Rule 498 of the Securities Act of 1933 (“Rule 498”); and

WHEREAS, the parties desire to set out the roles and responsibilities for complying with the Rule 498 and other applicable laws.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:

1.	The following amendments to the Agreement are adopted in relation to the Insurance Company’s delivery of Summary Prospectuses of the Funds.

	a.	For purposes of this Amendment, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

	b.	The Series represents and warrants that the Summary Prospectuses and hosting of such Summary Prospectuses will comply in all material respects with the requirements of Rule 498 applicable to the Series and its funds.

	c.	The Series agrees that the url indicated on each Summary Prospectus will lead contract owners directly to the Series’ web page used for hosting Summary Prospectuses and that such web page will host the current Series and fund documents required to be posted in compliance with rule 498.

	d.	The Series and CRMC represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(1) involving contract owner requests for additional fund documents made directly to the Series, CRMC or one of their affiliates.

	e.	The Insurance Company represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) involving contract owner requests for additional fund documents made directly to the Insurance Company or one of its affiliates.

f.	The Insurance Company represents and warrants that any bundling of Summary Prospectuses and Statutory Prospectuses will be done in compliance with Rule 498.

g.	The Insurance Company shall be permitted, but not required, in its sole discretion, to post a copy of the Series’ Statutory Prospectuses and/or Summary Prospectuses, Statements of Additional Information, Supplements, Annual Reports, and Semi-Annual Reports on the Insurance Company’s web site. Notwithstanding the foregoing, the Series shall be and remain solely responsible for ensuring that it complies with the requirements for hosting the documents as set forth in paragraph 3 above.

h.	Each party agrees to notify the other parties promptly upon discovery of a failure to comply with the provisions of Rule 498.

i.	The parties agree that all other provisions of the Agreement, including the Indemnification provisions, will apply to the terms of this Amendment as applicable.

j.	The parties agree that the Insurance Company is not required to distribute Summary Prospectuses to its contract owners, but rather use of the Summary Prospectus will be at the discretion of the Insurance Company. The Insurance Company agrees that it will give the Series and CRMC sufficient notice of its intended use of the Summary Prospectus or the Statutory Prospectus.

k.	If at any point the Series determined that it no longer wishes to utilize the Summary Prospectus delivery option, the Series must provide the Insurance Company with at least sixty (60) days advance written notice of this intent so that Insurance Company can arrange to deliver a Statutory Prospectus in place of a Summary Prospectus.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MEMBERS LIFE INSURANCE COMPANY,
for itself and on behalf of the Separate Accounts

By: /s/M. Jeffrey Bosco
Name: M. Jeffrey Bosco
Title: President

AMERICAN FUNDS DISTRIBUTORS, INC.

By: /s/Timothy McHale
Name: Timothy McHale
Title: Secretary

AMERICAN FUNDS INSURANCE SERIES

By: /s/Steven I. Koszalka
Name: Steven I. Koszalka
Title: Secretary

AMERICAN FUNDS SERVICE COMPANY

By: /s/Angela M. Mitchell
Name: Angela M. Mitchell
Title: Secretary

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By: /s/Michael J. Downer
Name: Michael J. Downer
Title: Sr. Vice President and Secretary

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